Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Paul A. Brown, M.D, Founder & Chairman	Alisa Steinberg (Media)
Stephen J. Hansbrough, President & CEO	Stephen D. Axelrod, CFA
HearUSA, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(561) 478-8770	Tel. (212) 370-4500 Fax (212) 370-4505

HearUSA and Siemens Sign New Agreements

•	Self - Liquidating Revolver increased to $30 Million
•	$20 Million Line of Credit Added for Acquisitions
•	Deal Strengthens Balance Sheet

West Palm Beach, Florida, January 3, 2007 -- HearUSA, Inc. (AMEX: EAR) today announced that on December 30, 2006, it entered into new agreements with Siemens Hearing Instruments, Inc., a division of Siemens AG, modifying both the existing credit and supply agreements between the two companies. Under the terms of the new credit agreement, Siemens has increased the HearUSA line of credit from $26 million to $50 million and extended its term to February 2013. Under the terms of the new credit agreement, after a three-year waiting period Siemens has the right to convert $21.2 million of the outstanding debt balance at $3.30 per share (representing 19.99% of the Company’s outstanding common stock at the time of closing). Under the terms of the new supply agreement, the parties have extended their strategic supply arrangement to February 2013 and increased the volume discounts that HearUSA can earn on the sale of Siemens hearing devices.

The first $30 million of the credit line will be self-liquidating with the principal and 9.5% interest quarterly required payments forgiven over the term of the supply agreement, provided that the company continues to purchase 90% of its products from Siemens. All existing loans at the time of closing will convert into that line, including $8.5 million of hard debt, eliminating the current monthly principal and interest cash payments of $130,000. Siemens will provide HearUSA with a minimum of an additional $1.25 million per annum of product volume discounts provided hearing aid purchases from Siemens increase from year to year. These discounts will also be applied against the outstanding balance of the line of credit. The new $20 million revolving line of credit will bear an annual interest rate of 5%, payable monthly with the principal due and payable at the end of the term. This line is to be used primarily for acquisitions under the parties’ acquisition guidelines.

Siemens will have the right to convert early in the event of a change of control or a default by HearUSA under the agreements. Those conversion rights may entitle Siemens to a lower conversion price, but in all events Siemens will be limited to 6.4 million shares of HearUSA common stock. The parties also entered into an investor rights agreement which contains provisions including certain rights of first refusal and registration rights relating to the underlying common stock.

William Lankenau, President and CEO of Siemens Hearing Instruments, commented, “In order to support its leadership position, Siemens is determined to have the best programs in the industry for all our Hearing Care Partners - small, mid-sized and large customers. Being selected by Hear USA as its "partner of choice" is an indication of their confidence in us and we are equally confident in their ability to execute successfully on their growth strategy. We have been very happy with our strategic partnership with HearUSA. We view this expanded arrangement as a way to continue to help Siemens and HearUSA achieve our growth objectives.”

Mr. Stephen J. Hansbrough, President and CEO of HearUSA, stated, “We view today’s announcement as validation of our strategic plan and our commitment to maximize shareholder value. The modifications to our agreements with Siemens will improve both cash flow and net income and allow HearUSA to accelerate its strategic acquisition program. In addition, this new credit facility affords the Company the flexibility to effectively manage its working capital. We are pleased with Siemens’ continued support of our company and look forward to a mutually rewarding relationship.”

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About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through its company-owned hearing care centers, which offer a complete range of quality hearing aids, with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,400 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at HearUSA's website www.hearusa.com.

This press release contains forward looking statements, including the statements that the modifications to the Siemens agreements will improve HearUSA’s cash flow and net income and allow HearUSA to accelerate its strategic acquisition program. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including all of the risks and uncertainties incidental to the successful implementation of the parties intentions. These forward looking statements represent HearUSA’s judgment as of the date of this release. HearUSA disclaims any intent or obligation to update these forward looking statements, except as required under applicable law.

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